Exhibit 99.2

MiMedx Announces Preliminary Third Quarter 2020 Net Sales

Third Quarter 2020 Net Sales Expected to be Between $61 Million - $64 Million

Latest Corporate Presentation Filed with SEC and Posted to IR Website

2020 Annual Meeting of Shareholders to be Held on November 20, 2020

MARIETTA, Ga., September 21, 2020 — MiMedx Group, Inc., (OTC PINK: MDXG) (“MiMedx” or “the Company”), an industry leader in advanced wound care and a therapeutic biologics company, today provided guidance regarding certain unaudited, preliminary third quarter financial results. Net sales for the quarter ended September 30, 2020, are expected to be between $61 million and $64 million. This compares to $88.9 million reported for the quarter ended September 30, 2019. Net sales for the quarter ended September 30, 2019, include a benefit of $21.5 million resulting from a change in the Company’s methods for recognizing revenue from the time of cash collection to the time of shipment (the “Transition”). For more information regarding the Transition, refer to Note 3 to the Consolidated Financial Statements included in the Company’s 2019 Annual Report on Form 10-K. The Company expects to recognize revenue of approximately $1 million in the quarter ended September 30, 2020 relating to the collection of cash from invoices that were outstanding but not yet collected at the time of the Transition. This amount is included in the range above.

Without the revenue recognition benefits of the Transition, the Company expects net sales will have increased between 16% and 22% from the quarter ended June 30, 2020; and declined between 6% and 11% from the quarter ended September 30, 2019. These preliminary results are not audited and remain subject to the completion of our quarter-end financial close process.

Timothy R. Wright, MiMedx Chief Executive Officer, commented, “We achieved numerous milestones in stabilizing our business and we believe that we created a solid foundation for sustainable and profitable growth as evidenced by the sequential increase in our preliminary third quarter 2020 net sales. Our market-leading platform backed by our best-in-class clinical evidence gives us a strong position in the large and growing advanced wound care sector. Going forward, we will continue to increase the value of our portfolio, innovate through our promising product pipeline, and invest in new market opportunities to maximize value for our shareholders.”

Beginning on September 21, 2020, certain executive officers of the Company will hold conference calls with institutional investors. The Company has filed a copy of the presentation materials to be used during these calls with the Securities and Exchange Commission (“SEC”), and has made it available on the Investor Relations section of its website.

2020 Annual Meeting of Shareholders

MiMedx will hold its 2020 Annual Meeting of Shareholders on November 20, 2020.

In light of public health concerns regarding the coronavirus (COVID-19) outbreak, the Company will conduct the Annual Meeting in virtual format only in order to assist in protecting the health and well-being of our shareholders, directors and employees, and to provide access to our shareholders regardless of geographic location.

Any shareholder proposals or nominations under the Company’s Amended and Restated Bylaws must be received by the Company on or before October 1, 2020 and otherwise comply with the Company’s Amended and Restated Bylaws. For any proposal to be included in the Company’s proxy statement for the 2020 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, such proposal must be received by the Company on or before October 1, 2020 and otherwise comply with the requirements of Rule 14a-8.

About MiMedx

MiMedx® is an industry leader in advanced wound care and a therapeutic biologics company developing and distributing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. The Company processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.9 million allografts, through both direct and consignment shipments. For additional information, please visit www.mimedx.com.

Important Cautionary Statement

This press release contains forward-looking statements. Statements regarding expected levels of net sales for the quarter ended September 30, 2020 and the timing of the 2020 annual meeting of shareholders are forward-looking statements. In addition, all statements relating to events or results that may occur in the future are forward-looking statements, including, without limitation, statements regarding the following: “possible,” “could,” “estimate,” “may,” “anticipate,” “to be” and similar expressions.

Investors are cautioned against placing undue reliance upon these statements. These statements are based on numerous assumptions and involve known and unknown risks, uncertainties and other factors that could significantly affect the Company’s operations and may cause the Company’s actual actions, results, financial condition, performance or achievements to differ materially. Factors that may cause such a difference include, without limitation, those discussed under the heading “Risk Factors” in our most recent Form 10-Q and in our Form 10-K for the year ended December 31, 2019. Unless required by law, the Company does not intend, and undertakes no obligation, to update or publicly release any revision to any forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, a change in circumstances or otherwise.

Contact:

Hilary Dixon

Investor Relations & Corporate Communications

770.651.9066

investorrelations@mimedx.com